UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2012

Impax Laboratories, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34263	65-0403311
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30831 Huntwood Avenue, Hayward, CA		94544
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (510) 240-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b), (c) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Impax Laboratories, Inc. (the “Company”) today announced that Arthur A. Koch, the Company’s Executive Vice President, Finance, and Chief Financial Officer, has informed the Company of his decision to resign from his position with the Company to pursue other opportunities. Mr. Koch will assist the Company to help ensure a smooth transition.

Bryan M. Reasons, who currently serves as Vice President, Finance, has been appointed as Acting Chief Financial Officer, and the Company will initiate a search for a permanent successor.

Mr. Reasons, age 45, joined the Company in January 2012 as the Company’s Vice President Finance. He previously served as Vice President Finance from January 2010 to November 2011 and as Vice President Risk Management and General Auditor from October 2005 to January 2010 at Cephalon, Inc. (“Cephalon”), a biopharmaceutical company. Following the acquisition of Cephalon by Teva Pharmaceutical Industries Ltd. (“Teva”), a generic pharmaceuticals company, he served as the Vice President Finance of Teva from November 2011 to January 2012. Prior to joining Cephalon, Mr. Reasons held various finance management positions at Dupont from 2003 to 2005 and served as senior manager at Pricewaterhouse Coopers LLP from 1992 to 2003.

There were no amendments to Mr. Reasons’ salary, bonus eligibility or severance benefits as a result of his appointment as Acting Chief Financial Officer. Mr. Reasons’ current base salary is $315,000, and he is eligible to receive an annual bonus of up to $189,000. Mr. Reasons is eligible to participate in the Company’s equity incentive, savings, retirement, health and welfare plans on the terms offered to all plan participants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 29, 2012	IMPAX LABORATORIES, INC.

	By:	/s/ Larry Hsu, Ph.D.
Name: Larry Hsu, Ph.D.
Title: President and Chief Executive Officer